Contacts:	Layne Christensen Company Jerry W. Fanska
Vice President Finance
913-677-6858
www.laynechristensen.com

WEDNESDAY, JUNE 1, 2005

LAYNE CHRISTENSEN REPORTS FISCAL 2006 FIRST QUARTER RESULTS

•	Net income increased 90.9% to $0.21 per share compared to $0.11 per share last year.

•	Total revenues increased 26.8% to a record $96.7 million, up across all divisions.

•	Water resources division revenues and earnings up 22.8% and 14.1%, respectively.

•	Mineral exploration division revenues and earnings up 26.9% and 16.9%, respectively.

•	Energy division turns profitable with $0.8 million improvement in earnings.

•	Geoconstruction division earnings improve $0.8 million on a 32.3% improvement in revenues.

Financial Data	Three Months
(in 000's, except per share data)	4/30/05	4/30/04	Change

Revenues
— Water resources	$55,611	$45,283	22.8
— Mineral exploration	30,559	24,089	26.9
— Geoconstruction	8,056	6,090	32.3
— Energy	1,778	289	515.2
— Other	654	458	42.8

Total revenues	96,658	76,209	26.8

Gross profit	25,578	20,056	27.5
Net income	2,753	1,472	87.0
Diluted EPS	0.21	0.11	90.9

“The drivers impacting growth in all of our businesses remain very positive. To achieve an all time record for quarterly revenues is an important milestone for any company. For Layne Christensen to achieve that in the first quarter and one in which we had to overcome several weather and operating issues is even more satisfying. It’s a very good start in what we believe will be a good year.”—
Andrew B. Schmitt, President and Chief Executive Officer

-more-

MISSION WOODS, KANSAS, June 1, 2005 – Layne Christensen Company (Nasdaq: LAYN), today announced net income for the first quarter ended April 30, 2005 of $2,753,000, or $0.21 per share, compared to net income of $1,472,000, or $0.11 per share, in the same period last year. Revenues for the three months ended April 30, 2005 increased $20,449,000, or 26.8%, to $96,658,000 compared to $76,209,000 in the same period last year.

Andrew B. Schmitt, President and Chief Executive Officer, stated, “The drivers impacting growth in all of our businesses remain very positive. To achieve an all time record for quarterly revenues is an important milestone for any company. For Layne Christensen to achieve that in the first quarter and one in which we had to overcome several weather and operating issues is even more satisfying. It’s a very good start in what we believe will be a good year.”

Gross profit as a percentage of revenues was 26.5% for the three months ended April 30, 2005 compared to 26.3% for the three months ended April 30, 2004.

Selling, general and administrative expenses increased 21.3% to $16,890,000 for the three months ended April 30, 2005 compared to $13,925,000 for the three months ended April 30, 2004. The increase was primarily due to the acquisition of Beylik Drilling and Pump Service, Inc. (“Beylik”) in October 2004, which significantly strengthened the Company’s water resources presence on the west coast. The increase was also the result of additional accrued incentive compensation expense from increased profitability in the quarter.

Equity in earnings of affiliates increased $650,000 to $1,119,000 for the three months ended April 30, 2005 from $469,000 in the prior year. The increase reflects additional earnings in Latin America from increased mineral exploration activity and income from a joint venture in the geoconstruction division.

Depreciation, depletion and amortization increased to $4,013,000 for the three months ended April 30, 2005 compared to $3,185,000 for the same period last year. The increase was primarily the result of increased depreciation associated with the property and equipment purchased in the Beylik acquisition and increased depletion expense resulting from the increase in production of natural gas from the Company’s coalbed methane operations.

Interest expense increased to $970,000 for the three months ended April 30, 2005 compared to $683,000 for the three months ended April 30, 2004. The increase was primarily a result of increases in the Company’s average borrowings for the period. The average borrowings increased mainly due to the issuance of an additional $20,000,000 in notes under the Master Shelf Agreement in October of 2004 associated primarily with the Beylik acquisition.

Other, net was income of $520,000 for the three months ended April 30, 2005 compared to $344,000 for the same period in the prior year and primarily related to gains on sales of non-strategic assets.

Income tax expense of $2,567,000 (an effective rate of 48.0%) was recorded for the three months ended April 30, 2005 compared to $1,538,000 (an effective rate of 50.0%) for the same period last year. The improvement in the effective rate was primarily attributable to improved pre-tax earnings, especially in international operations. The effective rate in excess of the statutory federal rate for the periods was due primarily to the impact of nondeductible expenses and the tax treatment of certain foreign operations.

Water Resources Division
 (in thousands)

	Three months ended
	April 30,
	2005	2004
Revenues	$55,611	$45,283
Income from continuing operations before income taxes	4,599	4,031

Water resources revenues increased 22.8% to $55,611,000 from $45,283,000 for the three months ended April 30, 2005 and 2004. The increase in revenues was primarily attributable to the Company’s acquisition of Beylik and from the Company’s continued expansion into water treatment markets.

Income from continuing operations for the water resources division increased 14.1% to $4,599,000 for the three months ended April 30, 2005 compared to $4,031,000 for the three months ended April 30, 2004. The increase in income from continuing operations is attributable to the acquisition of Beylik, the Company’s water treatment initiatives and gains on sales of non-strategic assets. The increase was partially offset by increased accrued incentive compensation expense as a result of the improved profitability of the division.

Mineral Exploration Division
 (in thousands)

	Three months ended
	April 30,
	2005	2004
Revenues	$30,559	$24,089
Income from continuing operations before income taxes	4,117	3,522

Mineral exploration revenues increased 26.9% to $30,559,000 from $24,089,000 for the three months ended April 30, 2005 and 2004, respectively. The increase was primarily attributable to continued strength in worldwide exploration activity due to relatively high gold and base metal prices.

Income from continuing operations for the mineral exploration division increased 16.9% to $4,117,000 for the three months ended April 30, 2005 compared to $3,522,000 for the three months ended April 30, 2004. The improved earnings in the division were primarily attributable to the impact of increased exploration activity on the Company and its Latin American affiliates, partially offset by increased accrued incentive compensation expense due to higher profitability in the current year. Included in the prior year was a gain on sale of non-strategic assets of $473,000.

Geoconstruction Division
 (in thousands)

	Three months ended
	April 30,
	2005	2004
Revenues	$8,056	$6,090
Income (loss) from continuing operations before income taxes	648	(135)

Geoconstruction revenues increased 32.3% to $8,056,000 for the three months ended April 30, 2005 compared to $6,090,000 for the three months ended April 30, 2004. The increase in revenues was a result of work performed on a significant public sector project in the current year and improved sales at the Company’s manufacturing unit in Italy.

Income from continuing operations for the geoconstruction division was $648,000 for the three months ended April 30, 2005 compared to a loss from continuing operations of $135,000 for the three months ended April 30, 2004. The increase in income from continuing operations was primarily the result of additional margins from the increased revenues noted above and incremental earnings from the division’s equity in a joint venture entered into in the second quarter of last year.

Energy Division
 (in thousands)

	Three months ended
	April 30,
	2005	2004
Revenues	$1,778	$289
Income (loss) from continuing operations before income taxes	65	(735)

Energy revenues increased 515.2% to $1,778,000 for the three months ended April 30, 2005 compared to revenues of $289,000 for the three months ended April 30, 2004. The increase in revenues was primarily attributable to increased production of natural gas from the Company’s coalbed methane properties resulting from an increase in the number of producing wells.

The income from continuing operations for the energy division was $65,000 for the three months ended April 30, 2005 compared to a loss from continuing operations of $735,000 for the three months ended April 30, 2004. The increase in income from continuing operations is due to the increase in production and certain overhead cost reductions.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions were $3,125,000 for the three months ended April 30, 2005 compared to $2,641,000 for the three months ended April 30, 2004. The increase in unallocated corporate expenses was primarily due to increases in professional fees incurred in connection with Sarbanes-Oxley requirements and a contemplated financing transaction which was terminated. While overall Sarbanes-Oxley professional fees are higher in the current quarter as compared to the prior year, the fees are expected to be less for the full year and more consistently incurred throughout the year rather than primarily in the second half as was the case last year.

Outlook

Andrew B. Schmitt, President and Chief Executive Officer, stated, “Looking forward, Layne Christensen’s business in total looks solid for fiscal 2006. We believe our water treatment initiatives are going to provide nice growth for both water resources revenues and earnings. Mineral exploration drilling activity should remain strong since current minerals prices for producers are still attractive and exploration budgets appear to reflect this positive outlook. The energy division, if natural gas prices stay within a reasonable range, could be an important factor in improving Layne Christensen’s year-over-year results.”

Summary of Operating Segment Reconciliation Data (in thousands)

	2005	2004
Revenues
Water resources	$55,611	$45,283
Mineral exploration	30,559	24,089
Geoconstruction	8,056	6,090
Energy	1,778	289
Other	654	458

Total revenues	$96,658	$76,209

Equity in earnings of affiliates
Mineral exploration	$792	$469
Geoconstruction	327	—

Total equity in earnings of affiliates	$1,119	$469

Income (loss) from continuing operations before income taxes
Water resources	$4,599	$4,031
Mineral exploration	4,117	3,522
Geoconstruction	648	(135)
Energy	65	(735)
Other	10	(283)
Unallocated corporate expenses	(3,125)	(2,641)
Interest	(970)	(683)

Total income from continuing operations before income taxes	$5,344	$3,076

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “will,” “will be,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the risks and uncertainties normally incident to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne Christensen Company provides sophisticated services and related products for the water, mineral, construction and energy markets.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

	Three Months
	Ended April 30,
	(unaudited)
	2005	2004
Revenues	$96,658	$76,209
Cost of revenues (exclusive of depreciation shown below)	71,080	56,153

Gross profit	25,578	20,056
Selling, general and administrative expenses	16,890	13,925
Depreciation, depletion and amortization	4,013	3,185
Other income (expense):
Equity in earnings of affiliates	1,119	469
Interest	(970)	(683)
Other, net	520	344

Income from continuing operations before income taxes and minority interest	5,344	3,076
Income tax expense	2,567	1,538
Minority interest	(23)	—

Net income from continuing operations before discontinued operations	2,754	1,538
Loss from discontinued operations, net of income taxes of ($0) and ($95)	(1)	(66)

Net income	$2,753	$1,472

Basic income (loss) per share:
Net income from continuing operations	$0.22	$0.12
Loss from discontinued operations, net of tax	—	(0.01)

Net income	$0.22	$0.11

Diluted income (loss) per share:
Net income from continuing operations	$0.21	$0.12
Loss from discontinued operations, net of tax	—	(0.01)

Net income	$0.21	$0.11

Weighted average shares outstanding	12,595,000	12,535,000
Dilutive stock options	405,000	326,000

	13,000,000	12,861,000

	April 30,	January 31,	April 30,
	2005	2005	2004
Balance Sheet Data:
Total assets	$256,561	$245,380	$202,400
Total debt	65,300	60,000	40,000
Stockholders’ equity	107,245	104,697	93,385